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                                                                      EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT



                                              JURISDICTION OF
NAME OF SUBSIDIARY                            INCORPORATION                   BUSINESS NAME
------------------                            -------------                   -------------


BDS, Inc.                                        Virginia                        BTG Technology Systems

Concept Automation, Inc. of America              Virginia                        CAI

Delta Research Corporation                       Virginia                        Delta

Community Networks, Incorporated                 Virginia                        CNI

BTG Technology Resources, Inc.                   Florida                         BTR

Nations, Inc.                                    New Jersey                      Nations



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